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                                                                    EXHIBIT 99.1

Contacts: L. David Tomei, Chairman & CEO
          Leah Wong, Corporate Communications
          LXR Biotechnology Inc.
          510.412.9100


     LXR BIOTECHNOLOGY INC. CLOSES SECOND PRIVATE PLACEMENT


Richmond, Calif. -- December 23, 1997 -- LXR Biotechnology Inc. (AMEX:LXR) announced today that it has sold an additional 1,007,142 shares of its common stock in a second closing of a private placement at $1.75 per share resulting in additional gross proceeds of approximately $1.76 million. The additional net proceeds, expected to be approximately $1.7 million, are also to be used for research and development and general working capital.

Combined with the net proceeds of approximately $5.5 million in the first closing on December 12,1997, the Company has raised a total of approximately $7.2 million in net proceeds.

The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a registration statement to cover resales by the purchasers.

LXR Biotechnology Inc., based in Richmond, Calif., is a biopharmaceutical company engaged in the research and development of innovative therapeutics designed to treat diseases through the control of apoptosis or programmed cell death. The Company, which employs approximately 66 people, was founded in 1992, and completed its initial public offering in May 1994. Further information on LXR may be obtained from the Company's SEC filings or by contacting the Company directly.

Statements in this press release that are not historical are forward looking statements. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward looking statements, all of which are difficult to predict and many of which are beyond the control of the Company, including, but not limited to the risks and uncertainties detailed in the company's periodic reports and registration statements filed with the Securities and Exchange Commission. LXR does not undertake to revise or update any forward looking statements to reflect events or circumstances that may arise after the date hereof.

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